Exhibit 4.16

Intercreditor and Subordination Agreement dated November 17, 2006

INTERCREDITOR AND SUBORDINATION AGREEMENT

INTERCREDITOR AND SUBORDINATION AGREEMENT, dated as of November 17, 2006, (this “Agreement”), by and among 2118769 Ontario Inc., an Ontario corporation (“Ontario”), Michael Serruya, an individual (“Serruya” and together with Ontario, the “Subordinated Creditors”), JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for itself and the other lenders party to the Integrated Credit Agreement (as defined below) (in such capacity, the “Integrated Agent”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for itself and the other lenders party to the Americana Credit Agreement (as defined below) (in such capacity, the “Americana Agent” and together with the Integrated Agent, the “Administrative Agent”).

INTRODUCTORY STATEMENT

A.           All capitalized terms used herein and not otherwise defined above or in this Introductory Statement are used as defined in Section 1.

B.           Integrated Brands Inc., Eskimo Pie Frozen Distribution, Inc., Eskimo Pie Corporation and Coolbrands Dairy, Inc., as Borrowers (the “Integrated Borrowers”), the Loan Guarantors party thereto (the “Integrated Loan Guarantors” and together with the Integrated Borrowers, the “Integrated Loan Parties”), the lenders party thereto (the “Integrated Lenders”) and the Integrated Agent entered into that certain Credit Agreement, dated as of April 21, 2006 (as amended, supplemented or otherwise modified from time to time, the “Integrated Credit Agreement”).

C.           Americana Foods Limited Partnership, as Borrower (the “Americana Borrower” and, together with the Integrated Borrowers, the “Borrowers” and each a “Borrower”), the lenders party thereto (the “Americana Lenders” and together with the Integrated Lenders, the “Senior Lenders”) and the Americana Agent entered into that certain Credit Agreement, dated as of April 21, 2006 (as amended, supplemented or otherwise modified from time to time, the “Americana Credit Agreement” and together with the Integrated Credit Agreement, the “Senior Credit Agreements”).

D.           To secure all present and future obligations of the Integrated Borrowers under or in connection with the Integrated Credit Agreement and the other Integrated Loan Documents, pursuant to the Integrated Collateral Documents the Integrated Loan Parties have granted and hereafter may grant to the Integrated Agent Liens in substantially all of such Integrated Loan Parties’ assets, real and personal, tangible and intangible, now existing or hereafter arising or acquired and the proceeds thereof as more particularly set forth in their respective Integrated Collateral Documents (the “Collateral”).

E.           The Integrated Loan Parties (the “Americana Guarantors”) have each executed a Guarantee (collectively, the “Americana Guarantees”) in favor of the Americana Agent pursuant to which the Americana Guarantors have guaranteed the timely payment and performance of the Secured Obligations (as defined in the Americana Credit Agreement).

F.           To secure all present and future obligations of the Americana Guarantors under or in connection with the Americana Guarantees, the Americana Guarantors have granted and hereafter may grant to the Americana Agent Liens in the Collateral owned by them.

G.           Each of the Integrated Loan Parties party thereto, the Integrated Lenders party thereto and the Integrated Agent, entered into that certain Forbearance, Waiver and First Amendment to Credit Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Forbearance and First Amendment”), pursuant to which, among other things, the Integrated Agent and the Integrated Lenders have agreed to permit the Integrated Loan Parties to grant a junior security interest in the Collateral to the Subordinated Creditors.

H.           It is a condition precedent to the effectiveness of the Forbearance and First Amendment that the parties hereto shall have executed and delivered this Agreement in order to set forth the relative rights and priorities of the Administrative Agent, the Senior Lenders and the Subordinated Creditors under the Senior Debt Documents and the Subordinated Debt Documents.

Accordingly, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent on behalf of the Senior Lenders and the Subordinated Creditors hereby agree as follows:

1.           Defined Terms.

(a)           As used in this Agreement, the following terms shall have the following meanings:

“Alternate Forum” has the meaning given to such term in Section 16 hereof.

“Americana Collateral Documents” means the “Collateral Documents,” as defined in the Americana Credit Agreement.

“Americana Loan Documents” means the “Loan Documents,” as defined in the Americana Credit Agreement.

“Americana Obligations” means all obligations of the Americana Guarantors arising under, with respect to or in connection with any Americana Guarantee.

“Americana Security Agreement” means that certain Pledge and Security Agreement, dated as of April 21, 2006, among the Americana Guarantors and the Americana Agent, for the benefit of the Americana Agent and the Americana Lenders, and any other pledge or security agreement entered into, after the date of this Agreement by any other Integrated Loan Party (as required by the Americana Credit Agreement or any other Americana Loan Document), as the same may be amended, restated or otherwise modified from time to time.

“Avoidance Action” has the meaning given to such term in Section 5 hereof.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 etseq.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Holdings” means CoolBrands International Inc., a Canadian federal corporation.

“Indebtedness” means any and all obligations and liabilities, principal, premiums, interest, fees, reimbursement obligations and indemnities, whether now or hereafter existing, absolute or contingent, secured or unsecured, due or not due, joint or several, and however arising (including interest, costs, fees and expenses (including professional fees) and any other amounts accruing after maturity and interest and any other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding regardless of whether such interest, costs, fees or expenses, including professional fees, is allowable, payable or accruable to the holders of such indebtedness in any such bankruptcy case, proceeding or other action).

“Integrated Collateral Documents” means the “Collateral Documents,” as defined in the Integrated Credit Agreement.

“Integrated Loan Documents” means the “Loan Documents,” as defined in the Integrated Credit Agreement.

“Integrated Obligations” means the “Secured Obligations,” as defined in the Integrated Credit Agreement.

“Integrated Security Agreement” means the “Security Agreement,” as defined in the Integrated Credit Agreement.

“Indemnification Agreement” means that certain Indemnification and Waiver Agreement, dated as of November 17, 2006, by and among the Subordinated Creditors, the Administrative Agent and the Senior Lenders, as the same may be amended, restated or otherwise modified from time to time.

“Lien” means any mortgage, deed of trust, hypothecation, pledge, security interest, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security or preferential arrangement, in each case, of any kind or nature whatsoever (including any right of setoff, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security or any agreement having substantially the same economic effect as any of the foregoing, the filing of, or agreement to give or authorize, any financing statement under the Uniform Commercial Code of any jurisdiction, and with respect to any equity interest or other security, any purchase option, call or similar right of a third party with respect to such equity interest or other security).

“Loan Guarantors” has the meaning given to such term in the Integrated Credit Agreement.

“Obligors” means, collectively, the  Integrated  Borrowers, Holdings and the other Integrated Loan Parties.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Senior Collateral Documents” means, collectively, the Americana Collateral Documents and the Integrated Collateral Documents.

“Senior Credit Termination Date” shall mean the date upon which all of the Senior Debt has been indefeasibly paid in full in cash, any commitment to lend under the Senior Credit Agreements shall have been terminated in its entirety, and all letters of credit issued under or pursuant to the Senior Credit Agreements shall have expired or been terminated, cancelled, surrendered or cash collateralized in accordance with the terms of the Senior Credit Agreements.

“Senior Debt” means, collectively, the Integrated Obligations and the Americana Obligations.

“Senior Debt Documents” means, collectively, the Integrated Loan Documents and the Americana Loan Documents.

“Senior Security Documents” means collectively, the Americana Security Agreement and the Integrated Security Agreement.

“Standby Letter of Credit” means that certain irrevocable standby letter of credit in favor of the Administrative Agent, for the ratable benefit of certain of the Senior Lenders, in the aggregate face amount of $5,000,000, as the same may be amended, restated or otherwise modified from time to time.

“Subordinated Debt” means all obligations of each Obligor to the Subordinated Creditors evidenced by or incurred pursuant to the Subordinated Debt Documents; provided, that the terms of such Subordinate Debt shall not impose on the Obligors any representations, warranties, covenants, events of default or remedies that, in the case of each such representation, warranty, covenant, event of default or remedy, are more restrictive or burdensome to the Obligors than the terms and provisions of the Senior Credit Agreements in effect at the time of the execution of the Subordinated Debt Documents.

“Subordinated Debt Documents” means the Indemnification Agreement and the Standby Letter of Credit.

“Subordinated Security Document” means any pledge or security agreement entered into by either Subordinated Creditor and any Obligor, and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, restated or otherwise modified from time to time, in each case, as permitted hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

Rules of Construction.  All references to “Sections,” “Exhibits,” “Schedules” and “paragraphs” shall be to Sections, Exhibits, Schedules and paragraphs, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms specified in this paragraph 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  All references to statutes and related regulations shall include, unless otherwise specifically provided herein, any amendments of same and any successor statutes and regulations, as applicable.  The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

2.           Subordination.

(a)           Payment.  (i) The Subordinated Creditors hereby irrevocably agree that any and all Subordinated Debt shall be in all respects subordinate, junior and inferior in right of payment and collection to the prior indefeasible payment in full in cash of any and all Senior Debt.  In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, readjustment of indebtedness, composition, reorganization (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, winding up, liquidation, or any other marshalling of the assets and liabilities of any of the Obligors while any of the Senior Debt remains outstanding, any payment or distribution of assets of any of the Obligors of any kind or character, whether in cash, securities or other property, which would otherwise be payable to or deliverable to the Subordinated Creditors upon or with respect to any or all of the Subordinated Debt or which would constitute the Collateral or the proceeds of the Collateral shall be paid or delivered directly to the Administrative Agent for application to the Senior Debt in accordance with this Agreement until the Senior Credit Termination Date has occurred.  The Senior Lenders shall have the right to enforce, collect and receive every such payment or distribution and give acquittance therefor.

(ii)           The Subordinated Creditors hereby irrevocably agree that no payment of or on account of the Subordinated Debt shall be made, including by means of setoff, offset, recoupment or by any other means, whether or not there exists a Default or an Event of Default under and as defined in each respective Senior Credit Agreement, or any guaranty therefor enforced, unless and until the Senior Credit Termination Date has occurred. Until the Senior Credit Termination Date, all cash, cash equivalents or other property owned, leased or held by or on behalf of the Obligors shall be subject to this Agreement and the Subordinated Creditors hereby agree that their right to receive any payment or distribution therefrom shall be expressly subordinate and junior in right of payment to the indefeasible payment in cash in full of the Senior Debt.  The Subordinated Creditors hereby irrevocably further agree not to demand, receive or accept on account of the Subordinated Debt any payment prior to the Senior Credit Termination Date.

(b)           Lien.  Notwithstanding anything to the contrary contained in any Senior Debt Document or Subordinated Debt Document and irrespective of (i) the time, order or method of attachment or perfection of the security interests created by any Senior Security Document or Subordinated Security Document; (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral; (iii) anything contained in any filing or agreement to which the Administrative Agent, any Senior Lender or the Subordinated Creditors may now or hereafter be a party; (iv) the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priority of secured creditors; (v) whether the security interest or lien of the Administrative Agent on behalf of the Senior Lenders has been perfected; or (vi) the validity, enforceability or avoidability of any security interest or lien of the Administrative Agent on the Collateral, any security interest of the Subordinated Creditors in any of the Collateral is and shall be subordinate, junior and inferior in priority, operation and effect to any security interest or lien on such Collateral of the Administrative Agent on behalf of the Senior Lenders.  Until the Senior Credit Termination Date, the Subordinated Creditors agree that they shall not (i) except as permitted in paragraph 5 of this Agreement, take any action or enforce any of their rights under the Subordinated Debt Documents in respect of the Subordinated Debt or the Collateral; (ii) take any action or enforce any of their rights in respect of the Collateral, including any action of foreclosure; (iii) contest, protest or object to any foreclosure proceeding or action brought by the Administrative Agent or any Senior Lender or any other exercise by the Administrative Agent or any Senior Lender of any rights or remedies under any Senior Debt Document; (iv) take any action to enforce any of their rights in respect of any other property in or on which the Obligors have granted or may hereinafter grant a security interest or lien to secure the payment of the Subordinated Debt; or (v) amend, modify or supplement those provisions of the Subordinated Debt Documents relating to the Collateral or which would affect, impact or alter the right to payment thereunder to the extent that any such amendment, modification or supplement is adverse to the interests of the Administrative Agent or any Senior Lender; provided that the Subordinated Creditors may file any proof of claim or, subject to the restrictions and limitations placed upon the Subordinated Creditors as set forth in this Agreement, take any action necessary to perfect, protect and preserve their interests under the Subordinated Debt Documents.

(c)           Exercise of Rights and Remedies.  In exercising rights and remedies with respect to the Collateral, the Administrative Agent and the Senior Lenders may enforce the provisions of the Senior Collateral Documents and exercise remedies thereunder and under any other Senior Debt Documents, all in such order and in such manner as they may determine in the exercise of their sole business judgment.  Such exercise and enforcement shall include the rights to sell or otherwise dispose of the Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code.

(d)           Release of Lien.  The Administrative Agent’s and the Senior Lenders’ rights with respect to the Collateral include the right to release any or all of the Collateral from the Lien of any Senior Security Document or Subordinated Security Document during the pendency of any Event of Default and/or the exercise of any of the Administrative Agent’s or Senior Lenders’ remedies, including in connection with the sale or other disposition of such Collateral, notwithstanding that the net proceeds of any such sale may not be used to permanently prepay any Senior Debt or Subordinated Debt.  If the Administrative Agent or the Senior Lenders shall determine that the release of the Lien of any Subordinated Security Document on such Collateral is necessary or advisable, the Subordinated Creditors, as applicable, shall execute such release documents and instruments and shall take such further actions as the Administrative Agent or the Senior Lenders shall request.  Each Subordinated Creditor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent of the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Subordinated Creditor and in the name of such Subordinated Creditor or in the Administrative Agent’s own name, from time to time in the Administrative Agent’s discretion, for the purpose of carrying out the terms of this paragraph, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments or other instruments of transfer or release.  Each Subordinated Creditor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this paragraph.

3.           Turnover of Payments.  Should any payment, distribution or security or the proceeds thereof (whether in cash, property or securities) be received by the Subordinated Creditors on or after the date of this Agreement and prior to the Senior Credit Termination Date on account of or with respect to any Subordinated Debt, the Subordinated Creditors shall forthwith deliver the same to the Administrative Agent for distribution to the Senior Lenders, in the form received (together with any endorsement or assignment by the Subordinated Creditors where required by the Administrative Agent), for application on account of the Senior Debt and, until so delivered, the same shall be held in trust by the Subordinated Creditors, as trustee for the Administrative Agent, for the benefit of the Senior Lenders.

4.           Moratorium on Exercise of Rights and Remedies.

(a)           The Subordinated Creditors agree that the Administrative Agent and the Senior Lenders shall have the sole and exclusive right to enforce rights and exercise remedies with respect to the Collateral.  Accordingly, notwithstanding any other provisions hereof or of the Subordinated Debt Documents to the contrary, the Subordinated

Creditors shall not exercise any remedies or rights whatsoever with respect to the Subordinated Debt or the Collateral under the Subordinated Debt Documents or otherwise, including the right to accelerate or demand payment of or sue for arrearage with respect to the Subordinated Debt or commence or join with any other creditor in commencing any proceeding or action for liquidation, dissolution, receivership, insolvency, reorganization or bankruptcy of any Obligor, until the Senior Credit Termination Date.

(b)           Nothing in this Agreement shall impose any duty, responsibility or obligation upon the Administrative Agent or the Senior Lenders with respect to the Collateral, the Obligors, or with respect to amounts owed to the Subordinated Creditors.  All rights and interests of the Administrative Agent and the Senior Lenders, and all agreements and obligations of the Subordinated Creditors, under this Agreement shall remain in full force and effect irrespective of any circumstance which might constitute a defense available to, or a discharge of the Subordinated Creditors or the Obligors in respect of the Senior Debt or in respect of this Agreement.

(c)           The Subordinated Creditors agree and acknowledge that, until the Senior Credit Termination Date has occurred, the Subordinated Creditors shall not exercise any claims or rights by way of subrogation or otherwise as a result of the payment of any amounts to the Administrative Agent or the Senior Lenders on account of the Senior Debt.  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any lien or security interest asserted by the Administrative Agent or the Senior Lenders is avoided or payment on or in respect of the Senior Debt shall be rescinded or must otherwise be returned by the Administrative Agent or the Senior Lenders upon the insolvency, bankruptcy, reorganization of the Obligors or otherwise, all as though such payment had not been made.

5.           Agreements Regarding Insolvency.

(a)           The Subordinated Creditors hereby irrevocably consent and agree to (i) the granting to the Administrative Agent or the Senior Lenders of any replacement liens or other adequate protection to the Administrative Agent or the Senior Lenders pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364, 365, 506 or 553; and (ii) any conditions, restrictions or limitations requested by the Administrative Agent or the Senior Lenders with respect to the use by the Obligors of the Administrative Agent’s or the Senior Lenders’ Collateral, including cash collateral.  Until the Senior Credit Termination Date, the Subordinated Creditors agree that they will not extend credit or grant any financial accommodation to the Obligors or provide or participate in any debtor-in-possession financing or any exit financing under a plan of reorganization for the Obligors except (a) to the extent such financing is junior to the Senior Debt and secured by Liens junior to the Liens securing the Senior Debt or (b) as part of a debtor-in-possession or exit financing arranged by the Administrative Agent.  To the extent that the Subordinated Creditors have or acquire any rights under 11 U.S.C. §§ 361, 363, 364 or 553 with respect to the Collateral, the Subordinated Creditors hereby agree not to assert such rights without the prior written consent of the Administrative Agent; provided, that if requested by the Administrative Agent, the Subordinated Creditors shall seek to exercise such rights in the manner requested by the Administrative Agent.  Further, the Subordinated Creditors agree that notwithstanding anything in 11 U.S.C. § 506 to the contrary, the Subordinated Creditors’ rights or entitlement to receive any payments in respect of the Subordinated Debt Documents in connection with the Subordinated Debt and the Collateral shall in all respects be junior and subordinate to the Administrative Agent’s and the Senior Lenders’ right to receive interest, costs, fees or expenses, including professional fees, even to the extent the Administrative Agent or the Senior Lenders are deemed unsecured.  In addition, the Subordinated Creditors each irrevocably agrees that it shall not vote in favor of any plan of reorganization or support or promote any such plan proposed under 11 U.S.C. § 1129 by, for or on behalf of the Obligors unless the Administrative Agent and the Senior Lenders vote in favor of such plan; provided, however, that in any bankruptcy case filed by or against the Obligors, the Subordinated Creditors may appear as a party-in-interest pursuant to 11 U.S.C. § 1109 for all purposes subject to the restrictions and limitations contained herein.

(b)           If at any time any liens, security interests, guaranty, undertaking or promise given by any of the Obligors to the Subordinated Creditors is challenged, avoided, voided, disallowed, recharacterized or subordinated in whole or in part (collectively, an “Avoidance Action”), the Subordinated Creditors and the Obligors each hereby acknowledge and agree that such Avoidance Action or its outcome shall not impair, affect, avoid, or limit the Senior Debt, the Administrative Agent’s or the Senior Lenders’ liens, security interests or rights in and to the Collateral, or their respective rights or interests in, to or under this Agreement, the Senior Credit Agreements or the other Senior Debt Documents.

(c)           The provisions of this Agreement shall continue in full force and effect notwithstanding any commencement of a proceeding under the Bankruptcy Code, receivership, insolvency, assignment for the benefit of creditors, readjustment of indebtedness, composition, reorganization (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, winding up, liquidation, or any other marshalling of the assets and liabilities of any of the Obligors.

6..           Assignment of Subordinated Debt, etc.  Each Subordinated Creditor is prohibited from assigning or otherwise transferring the Subordinated Debt, the Subordinated Debt Documents or their rights and claims under the Subordinated Debt Documents, except to an assignee or other transferee that has expressly acknowledged and assumed in writing all of the obligations of the Subordinated Creditors under this Agreement.

7.           Continuing Agreement; Modification of Terms of Senior Debt.

(a)           This Agreement shall constitute a continuing agreement of subordination, and the Senior Lenders may, without notice to the Subordinated Creditors, lend additional monies, extend further credit and make other financial accommodations to or for the account of the Obligors in reliance hereon or sell, assign or convey all or a portion of the Senior Debt and/or interest in the Collateral securing such Senior Debt.  The Subordinated Creditors, in advance, hereby irrevocably waive, release and disclaim any rights to direct, compel, request or assert claims against the Administrative Agent or the Senior Lenders to marshall, assemble, arrange, sell, use or dispose of the Collateral or any other property of the Obligors in any order, manner or fashion.

(b)           The Administrative Agent and the Senior Lenders, at any time and from time to time, may enter into such agreement or agreements with the Obligors, as the Administrative Agent and the Senior Lenders may deem proper, granting additional collateral to the Administrative Agent, extending the time of payment or renewing or otherwise altering in any manner the terms of all or any of the Senior Debt or affecting in any manner any security underlying any or all of the Senior Debt, or may exchange, sell or surrender or otherwise deal with any of the Collateral therefor, or may release any balance of funds of the Obligors with the Administrative Agent or the Senior Lenders without notice to the Subordinated Creditors and without in any way impairing or affecting this Agreement.

(c)           Any amendment, supplement, modification, consent or waiver in respect of the observance or performance of the covenants set forth in any Senior Debt Document or any Event of Default (as defined in each respective Senior Credit Agreement) thereunder shall be deemed to be an amendment, supplement, modification, consent or waiver in respect of the observance or performance of the covenants set forth in the Subordinated Debt Documents or any breach or default thereunder arising from the same facts and shall be deemed to be binding on the Subordinated Creditors.

(d)           No right of any present or future holders of any Senior Debt to enforce any of the provisions of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Administrative Agent or the Senior Lenders or any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Obligors with the terms of the Senior Debt Documents or the Subordinated Debt Documents, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.  The holders of the Senior Debt may extend, renew, modify, or amend the terms of the Senior Debt or any security therefor and release, sell or exchange such security or otherwise deal freely with the Obligors, all without affecting the liabilities and obligations of the Subordinated Creditors to the holders of the Senior Debt.

8.           No Modification of Subordinated Debt Documents.  No rights, remedies, claims or privileges created by or in favor of the Subordinated Creditors arising under, with respect to or in connection with the Subordinated Debt Documents or any documents executed in connection therewith may be expanded or enlarged in any respect unless they are not adverse to or detrimental to interests of the Administrative Agent and the Senior Lenders and the Subordinated Debt Documents shall not be amended, modified or changed in any respect, in each case, without the express prior written consent of the Administrative Agent if such amendment, modification or change is adverse to or detrimental to the interests of the Administrative Agent and the Senior Lenders.

9.           Waiver and Amendment.  The Administrative Agent’s or the Senior Lenders’ delay in or failure to exercise any right or remedy shall not be deemed to modify, alter, waive or amend any obligation of the Subordinated Creditors under this Agreement.  The terms of this agreement may be waived, amended, supplemented or modified only by a written instrument executed by the Integrated Borrowers, the other Obligors, the Administrative Agent and the Subordinated Creditors.

10.           Successors and Assigns.  This Agreement shall inure to the benefit of the Administrative Agent’s or the Senior Lenders’ successors and assigns and shall bind the successors and assigns of the Subordinated Creditors.

11.           Application of Payments and Proceeds of Collateral.  Until the occurrence of the Senior Credit Termination Date, all payments received by the Administrative Agent and the Senior Lenders, or any of them, from the Obligors shall be applied as provided in the Senior Credit Agreements.  All proceeds of the Collateral received by the Administrative Agent on behalf of the Senior Lenders shall be applied as provided in the Senior Credit Agreements.  Upon the indefeasible payment in full in cash of all of the Senior Debt and the occurrence of the Senior Credit Termination Date, the Administrative Agent and the Senior Lenders shall turn over to the Subordinated Creditors all Collateral remaining in their possession.

12.           Conditions Precedent.  It shall be a condition precedent to the effectiveness of this Agreement that the Obligors execute and deliver the Forbearance and First Amendment and consent to this Agreement.

13.           Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

14.           Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand, facsimile or mailed by overnight delivery as follows:

(a)           if to the Administrative Agent or Senior Lenders:

Chase Business Credit
1166 Avenue of the Americas
New York, NY 10036
Attention:  Mark A. Cuccinello
Fax:  (212) 899-2929

(b)           if to the Subordinated Creditors:

[______________________]

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (x) on the third Business Day after the date when sent, postage prepaid, return receipt requested, if by certified or registered mail, (y) when delivered, if delivered by hand or overnight courier service, or (z) when receipt is acknowledged, if by facsimile.  The names to be used for notices to any party may be changed at any time by such party by giving written notice of any change thereto to each other party entitled to receive notices hereunder.

15.           Further Assurances.  The Subordinated Creditors agree to execute, acknowledge and deliver to the Administrative Agent, upon its request, any further instruments as may be reasonably requested by the Administrative Agent to carry out the intention of or facilitate the performance of this Agreement.  In addition, whenever in this Agreement a provision refers to the Subordinated Creditors receiving no payment or taking no remedial action with respect to the Subordinated Debt or from the Collateral or proceeds of the Collateral prior to Senior Credit Termination Date, the parties intend that upon the Senior Credit Termination Date, the Subordinated Creditors may receive payments or take remedial action in respect of the Subordinated Debt or from the Collateral or proceeds of the Collateral, subject to the requirement that if any payment received in respect of the Senior Debt must subsequently be disgorged, any payments received in respect of the Subordinated Debt or from the Collateral or proceeds of the Collateral will remain subject to the requirements of this Agreement that they be paid over to the Senior Debt to the extent of the payments disgorged and any remedial action taken in respect of the Subordinated Debt or from the Collateral or proceeds of the Collateral shall be discontinued and, to the extent possible, shall be rescinded until the Senior Debt shall again have been paid in full.

16.           EACH OF THE SUBORDINATED CREDITORS, THE ADMINISTRATIVE AGENT AND THE SENIOR LENDERS HEREBY IRREVOCABLY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN NEW YORK COUNTY, FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON WHATSOEVER, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT IN THE EVENT THE OBLIGORS FILE A CASE UNDER THE BANKRUPTCY CODE IN A JURISDICTION OTHER THAN IN NEW YORK STATE (THE “ALTERNATE FORUM”), THE PARTIES HERETO HEREBY AGREE THAT A SUIT OR ACTION IN CONNECTION WITH ANY DISPUTE UNDER THIS AGREEMENT MAY ALSO BE BROUGHT IN THE UNITED STATES DISTRICT COURT LOCATED IN THAT ALTERNATE FORUM.  EACH OF THE SUBORDINATED CREDITORS, THE ADMINISTRATIVE AGENT AND THE SENIOR LENDERS HEREBY WAIVES THE RIGHT TO TRIAL BY JURY AND SHALL NOT SEEK A JURY TRIAL IN ANY PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR DOCUMENT.  EACH OF THE SUBORDINATED CREDITORS, THE ADMINISTRATIVE AGENT AND THE

SENIOR LENDERS WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING INTO ANY ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

17.           Miscellaneous.  In the event of an inconsistency between the provisions of this Agreement and any similar or related provision in the Subordinated Debt Documents, including provisions with respect to governing law and jurisdiction, the provisions of this Agreement shall govern.  This Agreement shall be an Senior Debt Document pursuant to the Senior Credit Agreements and shall (unless expressly indicated herein or therein) be construed, administered, and applied, in accordance with all of the terms and provisions of the Senior Credit Agreements.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 17th day of November, 2006.

Subordinated Creditors:
2118769 ONTARIO INC.

By:  ___________________________________
Name:
Title:

______________________________________
Michael Serruya

Integrated Administrative Agent:
JPMORGAN CHASE BANK, N.A., as Administrative Agent under the Integrated Credit Agreement

By:  ___________________________________
Name:
Title:

Americana Administrative Agent:
JPMORGAN CHASE BANK, N.A., as Administrative Agent under Americana Credit Agreement

By:  ___________________________________
Name:
Title:

Each of the undersigned acknowledges by its signature receipt of a copy of this Agreement and hereby consents to and agrees to honor the Agreement:

COOLBRANDS INTERNATIONAL INC.

By:  ___________________________________
 Name:
 Title:

INTEGRATED BRANDS INC.

By:  ___________________________________
Name:
Title:

ESKIMO PIE FROZEN DISTRIBUTION, INC.

By:  ___________________________________
Name:
Title:

ESKIMO PIE CORPORATION

By:  ___________________________________
Name:
Title:

COOLBRANDS DAIRY, INC.

By:  ___________________________________
Name:
Title:

SUGAR CREEK FOODS, INC.

By:  ___________________________________
Name:
Title:

INTEGRATED BRANDS FRANCHISE CORP.

By:  ___________________________________
Name:
Title:

COOLBRANDS SMOOTHIES FRANCHISE LLC

By:  INTEGRATED BRANDS FRANCHISE CORP., its sole member

By:  ___________________________________
Name:
Title: